Exhibit 10.19

Danaher Corporation

Description of Non-Management Director Compensation Arrangements

Following is a description of the compensation arrangements for each of the Company’s non-management directors. For 2011, our non-management directors receive:

•	an annual cash retainer of $40,000, paid in four, equal installments following each quarter of service;

•	$2,500 for each board meeting they attend (whether by telephone or in person);

•	$1,000 for each committee meeting they attend (whether by telephone or in person);

•

an annual grant of options, calculated as follows. Each non-management director receives options with a target award value of $125,000. Using the average closing price of Danaher’s common stock over a 15-day trading period ending on the seventh business day before the grant date, the target award value is converted into a specified number of options (rounded up to the nearest ten) based on an assumed value per option equal to 40% of such average closing price, which options are then approved by the Compensation Committee on the date on which the July annual equity grants are approved. The exercise price for each stock option is equal to the closing price of Danaher’s common stock on the date of grant, the options have a ten-year term and each grant is fully vested as of the date of grant; and

•	payment of or reimbursement for Danaher-related out-of-pocket expenses, including travel expenses.

In addition, the chair of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee receives an annual retainer of $15,000, paid in four, equal installments following each quarter of service.

Each non-employee director can elect to defer all or a part of the cash director fees that he or she receives with respect to a particular year under the Non-Employee Directors’ Deferred Compensation Plan, which is a sub-plan under the 2007 Stock Incentive Plan. Amounts deferred under the plan are converted into a particular number of phantom shares of Danaher common stock, calculated based on the closing price on the quarterly date that such fees would otherwise have been paid. A director may elect to have his or her plan balance distributed upon cessation of Board service, or one, two, three, four or five years after cessation of Board service. All distributions from the plan are in the form of shares of Danaher common stock.

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